Exhibit 99.1

Thursday, July 23, 2009	Thomas J. Shara
President & CEO

Joseph F. Hurley
EVP & CFO
973-697-2000

Lakeland Bancorp Reports Second Quarter Results and Dividend Reduction

Oak Ridge, NJ — July 23, 2009 — Lakeland Bancorp, Inc. (NASDAQ: LBAI) reported a second quarter Net Loss of $12.7 million, or $0.58 per diluted share, compared to Net Income of $2.9 million, or $0.12 per diluted share for the same period of 2008. Net Loss for the first six months of 2009 was $9.5 million, or $0.46 per diluted share, as compared to Net Income of $8.4 million, or $0.36 per diluted share for the first six months of 2008. The second quarter’s results were negatively impacted by a loan and lease loss provision of $34.1 million compared to a provision of $8.2 million in the second quarter of 2008, reflecting the Company’s decision to reduce exposure in its leasing portfolio. The second quarter provision allocated $28.4 million to leasing, including the previously reported charge-off of $9.5 million on the sale of $33.1 million of lease pools and a write-down for other lease pools held for sale.

The Company declared a quarterly cash dividend of $0.05 per common share, reduced from $0.10 paid in the prior quarter, as a result of the Net Loss for the second quarter, payable on August 14, 2009 to holders of record as of the close of business on August 5, 2009. The Company also declared a dividend of 5% for the quarterly dividend payment due August 15, 2009 for the preferred stock issued to the U.S. Treasury under the Capital Purchase Program.

“The lease portfolio sales that we announced in June, along with our decision to identify and mark to market other leases that we intend to sell, confirms our strategy to proactively reduce our exposure in this line of business,” stated Thomas J. Shara, President and CEO. “While having a negative impact on earnings this quarter, these aggressive actions will reduce the overall longer term impact to the Company. We also believe that our decision to reduce the cash dividend, while disappointing, is the correct decision and enables Lakeland to preserve capital in the future while continuing to pay cash dividends to our loyal shareholders.” Mr. Shara continued, stating that, “The core bank continues to perform well as loans, other than leases, and non-interest bearing deposits are growing at 8% and 12% annualized levels, respectively. Net charge-offs for the first six months of 2009, other than leases, amounted to only 23 basis points annualized.”

-continued-

Earnings

Net Interest Income

Net interest income for the second quarter of 2009 and 2008 was $22.5 million. Net interest margin for the second quarter of 2009 was 3.63%, compared to the 3.91% reported in the second quarter of 2008. The yield on interest-earning assets declined to 5.33% in the second quarter of 2009 versus 6.19% for the same period last year, primarily due to a lower percentage of earning assets being deployed in loans, as the lease portfolio continues to decrease. Average loans, as a percentage of average earning assets, was 80% in the second quarter of 2009 as compared to 83% in the second quarter of 2008. The cost of interest bearing liabilities decreased from 2.65% in the second quarter of 2008 to 2.03% in the second quarter of 2009. The decrease in yield was due to the continued reduction in deposit rates this quarter.

Year-to-date, net interest income was $45.4 million, or 6% higher than the $43.0 million reported for the first six months of 2008. Net interest margin for the first half of 2009 at 3.72% compared to 3.77% for the same period last year. The Company’s yield on earning assets decreased from 6.27% for the first six months of 2008, to 5.48% for the first six months of 2009. The Company’s cost of interest bearing liabilities decreased from 2.88% for the first six months of 2008 to 2.08% for the first six months of 2009.

Noninterest Income

Noninterest income totaled $4.0 million for the second quarter of 2009, as compared to $4.4 million for the same period last year. In the second quarter of 2009, the Company recorded an other-than-temporary impairment loss on equity securities of $532,000 in its investment portfolio. Noninterest income, excluding gains/losses on investment securities, totaled $4.5 million for the second quarter of 2009, as compared to $4.3 million for the same period last year. Service charges on deposit accounts totaling $2.7 million decreased by $123,000, primarily due to reduced overdraft fees collected. Income on bank owned life insurance at $818,000 increased by $480,000, as the Company received an insurance benefit on a bank owned life insurance policy.

Noninterest income totaled $9.0 million for the first six months of 2009 and 2008. Gains on investment securities were $353,000 for the first six months of 2009, as compared to $52,000 for the first six months of 2008. Noninterest income, excluding gains on investment securities, totaled $8.6 million for the first six months of 2009, as compared to $9.0 million for the same period last year. The decrease in this category is primarily due to a decline of $571,000 in leasing income, which totaled $241,000 for the first six months of 2009. Service charges on deposit accounts at $5.4 million were consistent with 2008, while commissions and fees decreased by $129,000 to $1.7 million, primarily due to decreased loan fees and investment commission income.

Noninterest Expense

Noninterest expense for the second quarter of 2009 was $20.3 million, which compared to $14.4 million for the same period last year. Salary and benefit expense at $8.7 million increased by

-continued-

$1.0 million reflecting the impact of two new branch offices, new lending, sales and other officers, and normal salary increases. Occupancy, furniture and equipment expenses at $2.8 million increased 6%, primarily due to the two new branch offices. FDIC Insurance expense increased by $2.1 million to $2.4 million due to higher assessments, including $1.2 million from an industry-wide special assessment. Other repossessed asset expense at $1.3 million for the second quarter of 2009 increased by $1.2 million due to the write-down of leasing assets and the loss on sales of leasing equipment, while collection expense at $377,000, increased by $220,000 due to leasing related collection costs. Other expenses at $3.2 million increased by $832,000, primarily due to a $704,000 expense relating to the pretax payout to beneficiaries of the previously mentioned life insurance arrangements.

A tax benefit of $15.1 million was recorded in the second quarter 2009 which was impacted by the increased loan loss provision level and the effect of non-taxable insurance proceeds, municipal bond income, and other items.

For the first six months of 2009, noninterest expense was $37.0 million, compared to $29.8 million in 2008. Salary and benefit costs increased by $1.2 million to $17.3 million. Occupancy, furniture and equipment expenses increased by $360,000, or 6%, to $6.0 million. FDIC expense at $3.3 million increased by $2.7 million. Other repossessed asset expense at $1.4 million and collection expense at $882,000, respectively, increased by $1.3 million and $674,000 due to leasing related items.

Financial Condition

At June 30, 2009, total assets were $2.72 billion. Total loans were $1.98 billion, a decrease of $50.3 million from $2.03 billion at year-end 2008. An increase in commercial loans and residential mortgage loans of $35.9 million, or 3%, and $30.5 million, or 9%, respectively, were more than offset by a decrease of $117.9 million, or 38%, in leasing loans. Specifically, total leasing loans at June 30, 2009 totaled $193.6 million, including $39.2 million in leasing loans held for sale, compared to $386.3 million at June 30, 2008, a reduction of 50%. Leasing loans now represent 10% of total loans, as compared to 15% at year-end 2008. Construction loans totaling $104.9 million represent 5% of the loans outstanding at June 30, 2009.

Total deposits were $2.09 billion, an increase of $32.9 million from December 31, 2008. Of this overall increase, $18.1 million was in non-interest bearing demand deposits, a 6% increase from December 31, 2008. The loan-to-deposit ratio on June 30, 2009 was 95%, as compared to 99% on December 31, 2008. Core deposits, which are defined as noninterest bearing deposits and savings and interest bearing transaction accounts, amounted to $1.4 billion and represented 69% of total deposits at June 30, 2009.

Asset Quality

At June 30, 2009, non-performing assets totaled $30.2 million (1.11% of total assets) compared to $27.3 million (1.02% of total assets) at March 31, 2009. $4.0 million of the non-performing assets (0.14% of total assets) were lease related and $7.2 million related to one commercial real estate lending relationship. The Allowance for Loan and Lease Losses totaled $24.4 million at June 30, 2009 and represented 1.23% of total loans. The Allowance for Loan and Lease Losses at June 30, 2009 was 86% of non-performing loans. During the first half of 2009, the Company had net charge-offs of $41.1 million including $39.1 million that were lease related.

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Capital

At June 30, 2009, stockholders’ equity was $265.7 million and book value per common share was $8.82. As of June 30, 2009, the Company’s leverage ratio was 9.63%. Tier I and total risk based capital ratios were 12.74% and 13.98%, respectively. These regulatory capital ratios exceed those necessary to be considered a well-capitalized institution under Federal guidelines.

Forward-Looking Statements

The information disclosed in this document includes various forward-looking statements (with respect to corporate objectives, and other financial and business matters) that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could”, and other similar expressions are intended to identify such forward-looking statements. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: changes in the financial services industry and the U.S. and global capital markets, changes in economic conditions nationally, regionally and in the Company’s markets, the nature and timing of actions of the Federal Reserve Board and other regulators, the nature and timing of legislation affecting the financial services industry, government intervention in the U.S. financial system, passage by the U.S. Congress of legislation which unilaterally amends the terms of the U.S. Department of the Treasury’s preferred stock investment in the Company, changes in levels of market interest rates, pricing pressures on loan and deposit products, credit risks of the Company’s lending and leasing activities, customers’ acceptance of the Company’s products and services and competition. Any statements made by Lakeland that are not historical facts should be considered to be forward-looking statements. Lakeland is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

Lakeland Bancorp, the holding company for Lakeland Bank, has a current asset base of $2.7 billion and forty-eight (48) offices spanning six northwestern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. Lakeland Bank, headquartered at 250 Oak Ridge Road, Oak Ridge, New Jersey, offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, and 24-hour or less turnaround time on consumer loan applications. For more information about their full line of products and services, visit their website at www.lakelandbank.com.

Lakeland Bancorp, Inc.

Financial Highlights

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(Dollars in thousands except per share amounts)
INCOME STATEMENT
Net Interest Income	$22,483	$22,536	$45,375	$42,986
Provision for Loan and Lease Losses	(34,083)	(8,158)	(40,459)	(9,425)
Noninterest Income (excluding investment securities gains)	4,552	4,347	8,616	8,981
Gains (losses) on investment securities	(532)	43	353	52
Noninterest Expense	(20,263)	(14,424)	(36,990)	(29,755)

Pretax Income (Loss)	(27,843)	4,344	(23,105)	12,839
Tax (Expense) Benefit	15,121	(1,464)	13,558	(4,419)

Net Income (Loss)	$(12,722)	$2,880	$(9,547)	$8,420

Dividends on Preferred Stock and Accretion	(885)	—	(1,424)	—

Net Income (Loss) Available to Common Stockholders	$(13,607)	$2,880	$(10,971)	$8,420

Basic Earnings Per Common Share	$0.58	$0.12	$(0.46)	$0.36
Diluted Earnings Per Common Share	$0.58	$0.12	$(0.46)	$0.36
Dividends per Common Share	$0.10	$0.10	$0.20	$0.20
Weighted Average Shares - Basic	23,656	23,446	23,629	23,364
Weighted Average Shares - Diluted	23,656	23,579	23,629	23,464

SELECTED OPERATING RATIOS
Annualized Return on Average Assets*	NM	0.45%	NM	0.67%
Annualized Return on Average Common Equity*	NM	5.33%	NM	7.87%
Annualized Return on Interest Earning Assets	5.33%	6.19%	5.48%	6.27%
Annualized Cost of funds	2.03%	2.65%	2.08%	2.88%
Annualized Net interest spread	3.30%	3.54%	3.40%	3.39%
Annualized Net interest margin	3.63%	3.91%	3.72%	3.77%
Efficiency ratio**	68.44%	51.89%	64.25%	55.40%
Stockholders’ equity to total assets			9.78%	8.42%
Book value per share***			$8.82	$9.18

			6/30/2009	12/31/2008
ASSET QUALITY RATIOS
Ratio of allowance for loan and lease losses to total loans ****			1.23%	1.23%
Non-performing loans to total loans ****			1.44%	0.81%
Non-performing assets to total assets			1.11%	0.78%
Allowance for loan and lease losses to non-performing loans ****			86%	151%

			6/30/2009	12/31/2008
SELECTED BALANCE SHEET DATA AT PERIOD-END
Loans and Leases			$1,980,371	$2,030,666
Allowance for Loan and Lease Losses			(24,379)	(25,053)
Investment Securities			509,516	392,288
Total Assets			2,716,118	2,642,625
Total Deposits			2,089,045	2,056,133
Short-Term Borrowings			47,997	62,363
Long-Term Debt			288,222	288,222
Stockholders’ Equity			265,743	220,941

	For the three months ended		For the six months ended
	6/30/2009	6/30/2008	6/30/2009	6/30/2008
SELECTED AVERAGE BALANCE SHEET DATA
Loans and Leases, net	2,020,379	1,960,988	2,024,772	1,927,309
Investment Securities	448,257	379,524	427,240	388,680
Interest-Earning Assets	2,516,754	2,350,628	2,496,145	2,330,911
Total Assets	2,712,421	2,560,829	2,692,693	2,545,976
Core Deposits	1,445,480	1,392,866	1,443,460	1,394,531
Time Deposits	641,993	539,975	629,843	559,926
Total Deposits	2,087,473	1,932,841	2,073,303	1,954,457
Short-Term Borrowings	44,021	105,045	48,686	81,516
Long-Term Debt	210,984	211,387	210,993	201,296
Subordinated Debentures	77,322	77,322	77,322	77,322
Total Interest-Bearing Liabilities	2,110,253	2,022,222	2,108,267	2,019,057
Stockholders’ Equity	275,601	217,487	266,312	215,195
Common Stockholders’ Equity	219,968	217,487	221,738	215,195

*	Ratios for the second quarter of 2009 and six months ended June 30, 2009 are not meaningful and therefore not reported.
**	Represents non-interest expense, excluding other real estate expense and core deposit amortization , as a percentage of total revenue (calculated on a tax equivalent basis), excluding gains (losses) on sales of securities. Total revenue represents net interest income (calculated on a tax equivalent basis) plus non-interest income.
***	Excludes preferred stock
****	Includes leases held for sale

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	June 30, 2009	December 31, 2008
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$35,786	$35,238
Federal funds sold and interest-bearing deposits due from banks	6,957	14,538
Total cash and cash equivalents	42,743	49,776

Investment securities available for sale	406,083	282,174
Investment securities held to maturity; fair value of $105,160 in 2009 and $111,881 in 2008	103,433	110,114
Loans:
Commercial	1,096,709	1,060,839
Leases	154,344	311,463
Residential mortgages	373,167	342,660
Consumer and home equity	316,923	315,704
Leases held for sale, at fair value	39,228	—

Total loans	1,980,371	2,030,666
Deferred fees	3,682	4,165
Allowance for loan and lease losses	(24,379)	(25,053)

Net loans	1,959,674	2,009,778
Premises and equipment - net	29,758	29,479
Accrued interest receivable	8,780	8,598
Goodwill	87,111	87,111
Other identifiable intangible assets	2,170	2,701
Bank owned life insurance	39,583	39,217
Other assets	36,783	23,677

TOTAL ASSETS	$2,716,118	$2,642,625

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing	$320,625	$302,492
Savings and interest-bearing transaction accounts	1,122,923	1,142,609
Time deposits under $100,000	382,122	393,549
Time deposits $100,000 and over	263,375	217,483

Total deposits	2,089,045	2,056,133
Federal funds purchased and securities sold under agreements to repurchase	47,997	62,363
Long-term debt	210,900	210,900
Subordinated debentures	77,322	77,322
Other liabilities	25,111	14,966

TOTAL LIABILITIES	2,450,375	2,421,684

STOCKHOLDERS’ EQUITY
Preferred stock, Series A, no par value, $1,000 liquidation value, authorized 1,000,000 shares; issued 59,000 shares at June 30, 2009	55,728	—
Common stock, no par value; authorized shares, 40,000,000; issued shares, 24,740,564 at June 30, 2009 and December 31, 2008	259,808	257,051
Accumulated Deficit	(34,963)	(19,246)
Treasury stock, at cost, 933,400 shares at June 30, 2009 and 1,053,561 at December 31, 2008	(12,842)	(14,496)
Accumulated other comprehensive loss	(1,988)	(2,368)

TOTAL STOCKHOLDERS’ EQUITY	265,743	220,941

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,716,118	$2,642,625

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
INTEREST INCOME
Loans and fees	$29,156	$31,739	$59,298	$63,389
Federal funds sold and interest bearing deposits with banks	31	65	57	225
Taxable investment securities	3,372	3,441	6,791	7,038
Tax exempt investment securities	594	631	1,163	1,337

TOTAL INTEREST INCOME	33,153	35,876	67,309	71,989

INTEREST EXPENSE
Deposits	7,149	9,169	14,908	20,951
Federal funds purchased and securities sold under agreements to repurchase	29	527	67	919
Long-term debt	3,492	3,644	6,959	7,133

TOTAL INTEREST EXPENSE	10,670	13,340	21,934	29,003

NET INTEREST INCOME	22,483	22,536	45,375	42,986
Provision for loan and lease losses	34,083	8,158	40,459	9,425

NET INTEREST INCOME (LOSS) AFTER PROVISION FOR
LOAN AND LEASE LOSSES	(11,600)	14,378	4,916	33,561

NONINTEREST INCOME
Service charges on deposit accounts	2,699	2,822	5,366	5,405
Commissions and fees	873	873	1,696	1,825
Gain (loss) on investment securities	(532)	43	353	52
Income on bank owned life insurance	818	338	1,149	671
Leasing income	80	201	241	812
Other income	82	113	164	268

TOTAL NONINTEREST INCOME	4,020	4,390	8,969	9,033

NONINTEREST EXPENSE
Salaries and employee benefits	8,739	7,693	17,322	16,097
Net occupancy expense	1,597	1,425	3,471	3,063
Furniture and equipment	1,220	1,241	2,484	2,532
Stationery, supplies and postage	401	409	821	873
Marketing expense	784	544	1,341	1,002
Amortization of core deposit intangibles	266	266	531	531
FDIC insurance expense	2,416	300	3,316	600
Collection expense	377	157	882	208
Other repossessed asset expense	1,274	32	1,370	34
Other expenses	3,189	2,357	5,452	4,815

TOTAL NONINTEREST EXPENSE	20,263	14,424	36,990	29,755

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(27,843)	4,344	(23,105)	12,839
Provision for income taxes (benefit)	(15,121)	1,464	(13,558)	4,419

NET INCOME (LOSS)	$(12,722)	$2,880	$(9,547)	$8,420

Dividends on Preferred Stock and Warrant Accretion	885	0	1,424	—

Net Income (Loss) Available to Common Stockholders	$(13,607)	$2,880	$(10,971)	$8,420

EARNINGS PER COMMON SHARE
Basic	$(0.58)	$0.12	$(0.46)	$0.36

Diluted	$(0.58)	$0.12	$(0.46)	$0.36

DIVIDENDS PER SHARE	$0.10	$0.10	$0.20	$0.20